Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

The parties to this Retention Agreement (the “Agreement”) are ________________ (“Employee”) and Interlink Electronics, Inc. (“Company”).

R E C I T A L S:

WHEREAS, the Company from time to time will consider strategic alternatives which may include the divestiture of one or more of the business units of the Company ;

WHEREAS, Employee has knowledge and experience necessary for the successful operation and management of the Company until its business units are sold;

WHEREAS, this Agreement shall supersede all existing agreements between the Employee and Company, either verbal or written, regarding retention compensation, severance benefits and change of control benefits; and

WHEREAS, in the event of a divestiture of one or more of the business units, the Company desires to retain the services of Employee during the period of time that Company continues its operations and for Employee to provide services to any successor for the first nine (9) months following a Change of Control of the Company.;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. SERVICES AND COMPENSATION

Employee agrees to devote Employee’s full time, attention, and skills in the position of ___________________ during the term of this Agreement, as defined in Paragraph 2 below. Employee further agrees to perform such services diligently, for the best interest of Company or any successor owner of Interlink Electronics, Inc., and in a manner consistent with the standards customarily applicable to persons rendering similar services. If in the pursuit of a strategic alternative the Company or one of both of the business unit is sold, Employee shall receive Incentive Compensation in the form and amount set forth in Exhibit A hereto at the closing of the sale of the Company or at the closing of each of the transactions involving the individual business units if he is an active employee of the Company at the time of the closing(s). Additionally, Employee shall receive Change of Control benefits in the form and amount set forth in Exhibit A hereto in the event that prior to a Change of Control event Employee is terminated by the Company for any reason other than cause; or in the event that prior to a Change of Control event Employee resigns for good reason; or for nine (9) months following a Change of Control event if Employee is terminated by a successor owner for any reason other than cause; or for nine (9) months following a Change of Control event if Employee resigns for good reason. As a condition to Employee’s receipt of any Incentive Compensation or Change in Control benefits pursuant to Exhibit A, Employee shall be required to execute a general release of claims relating to Employee’s employment by the Company and any successor employer and termination of employment at the Company or at any successor employer, within the deadline set forth in the general release, which shall be no sooner than twenty-one (21) days after, nor later than forty-five (45) days after, Employee’s separation from service within the meaning of section 409A of the Internal Revenue Code of 1986 (the “Code”). Payment shall be made within ten (10) days of the Employee’s execution of the release and the expiration of any applicable revocation period, which shall be in a form substantially similar to the form attached hereto as Exhibit B. Company shall provide Employee with the final form of the release within thirty (30) days following Employee’s separation from service.

2. TERM

This Agreement shall become effective upon execution by all parties and shall automatically terminate nine (9) months following the effective date of a Change of Control as defined in Section 3 of this Agreement. Company may also terminate this Agreement for “cause” prior to the automatic termination, Employee may terminate this Agreement for “good reason” prior to the automatic termination, or this Agreement may terminate automatically due to the resignation, death, or disability of Employee.

Termination for “cause” by Company shall mean a termination on account of any one or more of the following:

A. Employee commits an act of dishonesty, fraud, deception, misrepresentation or engages in other willful misconduct which is reasonably believed to be injurious to the interest, property, operations, business or reputation of Company;

B. Employee engages in willful misconduct, gross negligence, malfeasance or misfeasance in the course of employment;

C. Employee fails to obey a lawful direction of Company and does not cure such failure within a reasonable period of time, not to exceed three (3) business days of being notified of such failure;

D. Employee breaches any material provision of this Agreement and does not cure such breach within a reasonable period of time, not to exceed ten (10) days;

E. Employee is convicted of a felony or enters a nolo contendere plea to a felony, or is convicted of a misdemeanor involving dishonesty or moral turpitude, or enters a nolo contendere plea to a misdemeanor that involves dishonesty or moral turpitude; or

F. Employee engages in theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of Company.

Termination for “good reason” by Employee shall mean a resignation by Employee on account of any one or more of the following:

A. a material diminution of Employee’s responsibilities from those responsibilities of Employee in effect at the time of execution of this Agreement, except in connection with the termination of Employee’s employment for cause, disability or death, or voluntarily by Employee other than for good reason;

B. a material reduction by the Company, or any successor employer, of Employee’s rate of base salary;

C. a material change in the geographic location at which the Employee must perform his services hereunder (at least fifty (50) miles) from the location immediately prior to the Change in Control, except for reasonably required travel on business of the Company or of any successor employer; or

D. any other action or inaction by the Company or any successor employer that constitutes a material breach of this Agreement and that is not cured within ten (10) days following written notice to the Company of such breach.

If Employee is terminated for “cause” or voluntarily resigns prior to the termination of this Agreement for reasons other than “good reason”, then Employee will not be eligible for the compensation set forth in paragraph 1 and Exhibit A.

The failure of Company to timely exercise its right of termination of this Agreement in the event of the occurrence of “cause,” or failure of Employee to timely exercise his right of termination in the event of the occurrence of “good reason,” shall not constitute a waiver of either party’s right to terminate this Agreement for any subsequent occurrence of “cause” or “good reason.”

“Disability” shall mean the absence of Employee from Employee’s duties with the Company or that of any successor employer on a full time basis for one hundred eighty (180) consecutive days as a result of Employee’s incapacity due to physical or mental illness, unless, within thirty (30) days after a notice of termination is given to Employee following such absence, Employee shall have returned to the full performance of Employee’s duties.

3. CHANGE IN CONTROL

“Change in Control” of the Company shall mean the occurrence of any of the following events:

A. any consolidation, merger, plan of share exchange, or other reorganization involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the

Merger do not continue to hold at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

B. any sale, lease, exchange or other transfer of all, or substantially all, the assets of the Company, or, in the event the assets of the eTransactions business unit and the Specialty Products business unit are sold separately, any sale, lease, exchange or other transfer of all, or substantially all, the assets of the business unit in which Employee had been providing services immediately prior to such sale;

C. the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

D. any Person (i.e., any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Exchange Act, other than the Company, any subsidiary of the Company or any employee benefit plan(s) sponsored by the Company) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors representing fifty (50%) or more of the combined voting power of the then outstanding voting securities.

Employee shall receive the Change in Control benefits as set forth in Exhibit A if Employee is terminated without cause prior to a Change in Control as defined above or terminated without cause within nine (9) months following a Change in Control.

4. APPLICATION OF CODE §409A

A. If Employee is a “specified employee” within the meaning of Code § 409A(a)(2)(B)(i) and any payment required to be made or benefit required to be provided pursuant to this Agreement is subject to Code § 409A and not exempt from those requirements under any applicable regulations or other guidance of general applicability, then any such payment otherwise payable on account of Employee’s separation from service during the period ending on the date that is six (6) months after the separation from service shall be paid in a lump sum on the date that is six (6) months after Employee’s separation from service instead of the date on which it would otherwise be paid; provided, however, that deferred compensation to which Employee is entitled under Exhibit A of this Agreement need not be delayed under this subparagraph to the extent those payments would comply with the requirements of Treasury Regulation §1.409A-1(b)(9)(iii), which generally requires that the total of such payments not exceed two (2) times the lesser of (1) Employee’s annualized compensation based on his annual rate of pay in the year before the Employee’s separation from service or (2) the Code Section 401(a)(17) limit applicable to qualified plans during the year of Employee’s separation from service. In determining whether Employee is a “specified employee” the Company (or its delegate) may, but need not, elect in writing, subject to the applicable limitations under Code § 409A, any of the special elective rules prescribed in Treasury Regulation §1.409A-1(i).

B. To the extent applicable, it is intended that this Agreement comply with the provisions of Code § 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Employee. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Agreement.

C. Payments and benefits hereunder upon Employee’s termination or severance of employment with the Company that constitute deferred compensation under Code § 409A shall not be paid or provided prior to Employee’s “separation from service” within the meaning of Code § 409A.

D. For purposes of Code § 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Code § 409A.

E. References in this Agreement to Code § 409A include both that Section of the Code itself and any guidance promulgated thereunder.

F. Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code § 409A but do not satisfy an exemption from, or the conditions of, such Section.

5. CONFIDENTIALITY

Employee agrees that he will keep the fact, terms, and amount of this Agreement completely confidential to the extent that such information is not made public by the Company, and that Employee will not disclose any information concerning this Agreement to anyone except his legal counsel, spouse or domestic partner, tax advisors and accountants, provided that Employee may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes. Those individuals shall be informed of the provisions of this confidentiality clause and shall agree to be bound by it. Employee agrees to keep confidential and not to publish, communicate, furnish, divulge, disclose or use, or otherwise make available, directly or indirectly, for Employee’s own benefit or the benefit of others, any trade secrets or confidential or proprietary information regarding the finances, marketing, practices, processes or operations of Company in any way obtained by Employee during the course of Employee’s employment. Such trade secret and confidential or proprietary information includes, but is not limited to, compilations of information, files, notes, memoranda, price lists, catalogs, customer lists, vendor lists, records, specifications, programs, methods, techniques, processes, non-public financial information, computer programs, business plans, compilations of non-public business information, sales procedures, customer requirements, pricing techniques, methods of doing business, or information concerning customers or vendors, product, marketing, advertising and/or design. Employee further agrees to use such confidential information only for purposes of Employee’s employment with Company or any authorized successor. Employee also agrees to abide by any confidentiality agreement or clause to which he has previously become obligated as a result of his employment by the Company.

6. ASSIGNMENTS

This Agreement, and all duties and obligations of Employee herein are personal in nature. Accordingly, Employee shall not assign any part of this Agreement without the prior written consent of Company. This Agreement shall be binding upon the parties hereto and upon their administrators, representatives, successors and assigns, and shall inure to the benefit of the parties and to their administrators, representatives, successors and assigns. Company shall take all steps necessary to bind any successor owner to this Agreement in the event of a Change in Control.

7. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of the Agreement, and fully supersedes any and all prior negotiations, agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement, including, but not limited to, compensation benefits, severance benefits, and change of control benefits.

8. MODIFICATIONS

None of the provisions of this Agreement may be waived, changed or altered except by an instrument in writing signed by both parties.

9. VALIDITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. HEADINGS

Headings used throughout this Agreement are for administrative convenience only and shall be disregarded for the purpose of construing and enforcing this Agreement.

11. WAIVER OF BREACH OR VIOLATION NOT DEEMED CONTINUING

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation.

12. GOVERNING LAW

This Agreement and all matters relating to its meaning, validity or enforceability and the performance of services hereunder shall be governed by the laws of the State of California.

13. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

14. ARBITRATION

Any controversy or claim arising out of or relating to Employee’s employment relationship with or its termination by Company or arising out of or relating to this Agreement, its performance or breach, including the knowing and voluntary nature of any waiver set forth in this Agreement, and/or the validity, scope and enforceability of this Agreement to arbitrate, shall be settled by final and binding arbitration in accordance with the currently applicable employment dispute resolution rules of the American Arbitration Association. THIS INCLUDES ALL CLAIMS REGARDING ANY ALLEGED DISCRIMINATION OR HARASSMENT. Unless a request for arbitration is made within the time limits of applicable law, the right to arbitrate shall be deemed waived and no further action may be taken by the waiving party in any forum.

The parties may conduct discovery that will allow them to adequately support their claims and defenses, including the identification of relevant documents and witnesses, under the rules referenced above and as ordered by the arbitrator.

The costs of arbitration (the arbitrator’s fee and other administrative costs) shall be borne by Company. Each party shall be responsible for its own attorney’s fees, unless, upon a party’s application, the arbitrator makes an award of fees according to applicable law.

The arbitrator must render a written decision including the factual and legal findings which support the award. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction and shall be subject to limited review under Cal. Code of Civil Procedure §1285 et seq.

Nothing in this Agreement shall prohibit the Company from seeking injunctive relief under applicable law before arbitration or while arbitration is pending if deemed necessary to protect the rights of the Company. This Agreement shall be interpreted and enforced under the laws of the State of California.

15. VOLUNTARY ENTRY INTO AGREEMENT

Employee acknowledges and represents that Employee is entering into this Agreement freely and voluntarily after having had time to review the Agreement, ask questions, and consult legal counsel. Employee acknowledges and represents that he understands the consequences of his agreement to arbitrate any disputes he may have with Company and has freely and voluntarily entered into the agreement to arbitrate.

Date:	______________________________________________,	Employee

By:

Date:	INTERLINK ELECTRONICS, INC.

By:

EXHIBIT A

Incentive Compensation (Section 1)

_____________ percent (XX%) of the purchase price paid to Interlink Electronics, Inc. for the Company or in the event the business units are sold separately, the purchase price paid for the ________________________ business units. Purchase price shall mean the net cash paid, plus the value of any marketable securities or other property paid, for the acquisition of the business unit and shall not include any earn out provisions or assumed debt in the structure of the transaction.

Change in Control Benefits (Section 6)

In the event of a Change in Control as defined in this Agreement and Employee is terminated without cause within nine (9) months following a Change of Control or is terminated without cause prior to a Change of Control or terminates for “good reason”, the Employee shall receive:

(i)	Nine (9) months base salary at the rate in effect on the date of separation from service, performance bonus, and car allowance. For the calculation of performance bonus amount, it is assumed that the Employee has achieved one hundred percent (100%) of his or her agreed performance objectives, multiplied by their agreed bonus multiplier (XX%), multiplied by their current base salary.

(ii)	Payment of all accrued and banked, but unused vacation pay.

(iii)	Nine (9) months of COBRA insurance premiums, paid in lump sum.

(iv)	COBRA benefits as provided by law, premiums to be paid by Employee.

(v)	One hundred percent (100%) of unvested stock options shall be accelerated so that such options are immediately exercisable.